Exhibit 99.1

April 17, 2014

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	Cynthia Williams
Executive Vice President	Senior Vice President	Senior Executive Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1478

BB&T’s first quarter EPS totals $0.69

Earnings total $501 million

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported first quarter 2014 net income available to common shareholders of $501 million, an increase of 139% compared to $210 million earned in the first quarter of 2013. Earnings per diluted common share totaled $0.69, an increase of 138% compared with the first quarter last year. The prior year’s results were reduced by a tax-related adjustment totaling $281 million.

First quarter earnings produced an annualized return on average assets of 1.29% and an annualized return on average common shareholders’ equity of 9.87%. The return on average tangible common equity for the first quarter was 15.81%.

“Our results for the first quarter were solid in light of normal seasonality. Insurance revenues were very strong for the quarter, credit results continued to improve and expenses were down $53 million compared with last quarter, reflecting improving expense control,” said Chairman and Chief Executive Officer Kelly S. King. “Commercial loan growth was strong, particularly commercial real estate lending for income producing properties. Consistent with industry trends, mortgage banking income declined as originations were down from last year’s record levels.

“Noninterest expenses decreased an annualized 15% from last quarter,” said King. “The reduction was driven by substantially lower personnel costs and professional services expenses. These declines created improvement in our efficiency ratio and helped generate positive operating leverage in the quarter. We continue to expect improvement in the efficiency ratio as revenue growth is expected to outpace expense growth.

“Average loans grew modestly at 0.9% on an annualized basis this quarter, impacted by seasonality and a substantial decline in mortgage activity,” said King. “We experienced improvement in commercial lending, with commercial real estate loans for income producing properties increasing 10.6% and average construction and development loans up 3.5%. Sales finance, largely prime automobile lending, grew an annualized 7.3%, while mortgage and direct retail were flat on a combined basis. We expect improving growth in the second quarter with more seasonal strength driving our portfolios.

“Credit quality continued to improve in the first quarter,” said King. “Nonperforming assets, excluding covered assets, declined 6%. Net loan charge-offs remained low at 0.55% of average loans and leases, excluding covered loans. Excluding the impact of an acceleration of charge-offs in the nonprime automobile lending portfolio, charge-offs were 0.47% for the quarter, demonstrating continued improvement from last quarter, and driving our provision expense and other credit costs lower.

“We are also pleased that our regulators did not object to our capital plan and, as a result, we will recommend an increase to our quarterly dividend from $0.23 to $0.24 per share to our Board later this month,” said King. “We continue to have one of the highest dividend yields and payout ratios in the industry.”

First Quarter 2014 Performance Highlights

•	Average total loans and leases held for investment increased 0.9% on an annualized basis compared to the fourth quarter of 2013
o	Average CRE - income producing properties loans increased 10.6%
o	Average sales finance loans increased 7.3%
o	Average loans in the other lending subsidiaries group decreased 8.2%
o	Average C&I loans increased 3.6%
o	Average mortgage loans and direct retail lending were flat on a combined basis
o	End of period loans held for investment increased 2.1% on an annualized basis

•	Taxable equivalent revenues were $2.3 billion for the first quarter, down from the prior quarter
o	Net interest margin was 3.52%, down four basis points compared with last quarter due to an increase in the investment portfolio to comply with new liquidity rules
o	Insurance income increased $56 million, or 61.3% annualized, driven by improved market conditions for insurance, higher performance-based commissions, and a change in process related to estimating certain commission income.
o	Mortgage banking income was down $26 million driven by lower residential and commercial loan production

•	Asset quality continued to improve
o	Nonperforming assets decreased $67 million, or 6.4%, excluding covered assets

o	Net charge-offs, excluding covered, were 0.55% of average loans for the quarter; core net charge-offs, excluding the impact of an acceleration of charge-offs in the nonprime automobile lending portfolio, were 0.47% in the quarter, compared to 0.49% in the fourth quarter of 2013
o	Delinquent loans improved across the board
o	Allowance for loan loss coverage ratio, excluding covered loans, decreased slightly from 1.73x of nonperforming loans held for investment in the fourth quarter to 1.70x in the first quarter of 2014

•	Noninterest expense decreased an annualized 14.8% compared with the fourth quarter of 2013
o	Personnel expense declined 22.1% due to lower incentive compensation and lower pension expense
o	Professional services decreased $13 million due to declining legal and project-related expenses

•	Average noninterest-bearing deposits increased $45 million, or 0.5% on an annualized linked quarter basis
o	Average interest-bearing deposit costs fell one basis point to 0.27% this quarter
o	Average noninterest-bearing deposits increased $2.9 billion, or 8.8% compared to the first quarter of 2013

•	Capital levels improved across the board
o	Tier 1 common equity to risk-weighted assets was 10.2%
o	Tier 1 risk-based capital was 12.1%
o	Total capital was 14.6%
o	Basel III common equity tier 1 was 10.0%
o	Leverage capital remained strong at 9.5%
o	Tangible common equity to tangible assets was 7.6%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
Net income available to common shareholders	$501	$537	$210	$(36)	$291
Diluted earnings per common share	0.69	0.75	0.29	(0.06)	0.40

Net interest income - taxable equivalent	$1,383	$1,397	$1,459	$(14)	$(76)
Noninterest income	911	985	1,001	(74)	(90)
Total revenue	$2,294	$2,382	$2,460	$(88)	$(166)

Return on average assets (%)	1.29	1.30	0.57	(0.01)	0.72
Return on average risk-weighted assets (%)	1.71	1.70	0.76	0.01	0.95
Return on average common shareholders' equity (%)	9.87	10.85	4.44	(0.98)	5.43
Return on average tangible common shareholders'
equity (%)	15.81	17.91	7.87	(2.10)	7.94
Net interest margin - taxable equivalent (%)	3.52	3.56	3.76	(0.04)	(0.24)
Efficiency ratio (1) (%)	59.3	59.9	56.4	(0.6)	2.9

(1)	Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

First Quarter 2014 compared to Fourth Quarter 2013

Consolidated net income available to common shareholders for the first quarter of 2014 was $501 million, a decrease of $36 million compared to the fourth quarter of 2013. On a diluted per common share basis, earnings for the first quarter were $0.69, compared to $0.75 earned in the prior quarter. Net income available to common shareholders was negatively impacted by a $16 million adjustment ($0.02 impact to diluted earnings per share) that reflects the reallocation of certain partnership profit interests to non-controlling interest holders. BB&T’s results of operations for the first quarter produced an annualized return on average assets of 1.29%, an annualized return on average risk-weighted assets of 1.71% and an annualized return on average common shareholders’ equity of 9.87%, compared to prior quarter ratios of 1.30%, 1.70% and 10.85%, respectively. BB&T’s return on average tangible common shareholders’ equity was 15.81% for the first quarter of 2014, compared to 17.91% for the prior quarter.

Total revenues were $2.3 billion for the first quarter of 2014, a decline of $88 million compared to the prior quarter, which reflects decreases of $74 million and $14 million in noninterest income and taxable-equivalent net interest income, respectively. The decrease in noninterest income includes a $26 million decline in mortgage banking income, a $13 million decrease in investment banking and brokerage fees and commissions and a $62 million decrease in other income, partially offset by a $56 million increase in insurance income.

The decrease in taxable-equivalent net interest income reflects a $19 million decrease in interest income, partially offset by a $5 million decrease in interest expense. These declines were largely due to two fewer revenue days. Net interest margin was 3.52% for the first quarter, a decrease of four basis points compared to the prior quarter due to an increase in the securities portfolio to comply with new liquidity rules. Average earning assets increased $2.3 billion, or 6.0% annualized, while average interest-bearing liabilities increased $1.9 billion, or 6.7% annualized. The annualized yield on the total loan portfolio for the first quarter was 4.58%, a five basis point decrease compared to the prior quarter, which primarily reflects lower yields on new loans and the continued runoff of higher yielding covered loans. The annualized FTE yield on the average securities portfolio for the first quarter was 2.48%, a decrease of four basis points compared to the prior quarter. This decrease reflects duration adjustments on covered securities recorded during the first quarter and runoff of higher yielding covered securities.

The average annualized cost of interest-bearing deposits was 0.27%, a decline of one basis point compared to the prior quarter. This decrease was driven by an eight basis point improvement in the cost of certificates and other time deposits. The average annualized rate paid on long-term debt was 2.49%, a decrease of 15 basis points compared to the prior quarter. This decrease primarily reflects the impact of lower rates on new debt issuances.

The provision for credit losses, excluding covered loans, for the first quarter was $67 million, a decrease of $4 million compared to the prior quarter, which reflects continued improvement in credit quality. Excluding covered loans, net charge-offs for the first quarter totaled $156 million, an increase of $15 million compared to the prior quarter. This increase was primarily driven by a process change that resulted in accelerated recognition of charge-offs in the non-prime automobile lending portfolio, and is not indicative of a trend in the underlying portfolio. Excluding the reserve for unfunded lending commitments, the reserve release during the first quarter totaled $80 million, compared to $67 million for the prior quarter.

Noninterest expense was $1.4 billion for the first quarter, a decrease of $53 million compared to the prior quarter. The decrease in noninterest expense included a $45 million decline in personnel expense and a $13 million decrease in professional services.

The provision for income taxes was $217 million for the first quarter, compared to $243 million for the prior quarter. This produced an effective tax rate for the first quarter of 27.3%, compared to 29.2% for the prior quarter. The decrease in the effective tax rate primarily reflects a higher level of federal tax credits and permanent tax differences relative to pre-tax earnings.

First Quarter 2014 compared to First Quarter 2013

Consolidated net income available to common shareholders for the first quarter of 2014 was $501 million, an increase of $291 million compared to the same quarter of the prior year. Financial results for the first quarter of 2013 were negatively impacted by a $281 million adjustment to the provision for income taxes, which was driven by a U.S. Tax Court ruling on February 11, 2013 that had negative implications on positions BB&T had taken in a similar transaction that was the subject of litigation in the U.S. Court of Federal Claims.

On a diluted per common share basis, earnings for the first quarter of 2014 were $0.69, compared to $0.29 for the earlier quarter. Excluding the impact of the tax adjustment, diluted earnings per share for the first quarter of 2013 were $0.69. BB&T’s results of operations for the first quarter of 2014 produced an annualized return on average assets of 1.29%, an annualized return on average risk-weighted assets of 1.71%, and an annualized return on average common shareholders’ equity of 9.87%, compared to prior year ratios of 0.57% (1.20% adjusted), 0.76% (1.60% adjusted) and 4.44% (10.34% adjusted), respectively. BB&T’s return on average tangible common shareholders’ equity was 15.81% for the first quarter of 2014, compared to 7.87% (17.48% adjusted) for the earlier quarter.

Total revenues were $2.3 billion for the first quarter of 2014, a decrease of $166 million compared to the earlier quarter. The decrease in total revenues included a $76 million decrease in taxable-equivalent net interest income and a $90 million decrease in noninterest income.

Net interest margin was 3.52%, down 24 basis points compared to the earlier quarter. Average earning assets increased $1.7 billion, or 1.1%, while average interest-bearing liabilities decreased $3.7 billion, or 3.1%. The annualized yield on the total loan portfolio for the first quarter was 4.58%, a decrease of 45 basis points compared to the earlier quarter, which primarily reflects the continued runoff of higher yielding covered loans, the sale of a consumer lending subsidiary during the fourth quarter of 2013, and lower yields on new loans. The annualized FTE yield on the average securities portfolio for the first quarter was 2.48%, which was unchanged from the earlier period.

The average annualized cost of interest-bearing deposits was 0.27%, a decline of nine basis points compared to the earlier quarter. This decrease reflects improved deposit mix, primarily driven by a decrease in higher-cost non-client certificates of deposit. The average annualized rate paid on long-term debt was 2.49%, a decrease of 74 basis points compared to the earlier quarter. This decrease was the result of lower rates on new issues.

The $90 million decrease in noninterest income compared to the same quarter of the prior year was the result of a $106 million decline in mortgage banking income, a $25 million decrease in FDIC loss share income, and a $21 million decline in net securities gains (losses). These decreases were partially offset by a $62 million increase in insurance income.

The provision for credit losses, excluding covered loans, declined $180 million, or 72.9%, compared to the earlier quarter, as improved credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the first quarter of 2014 were $119 million lower than the earlier quarter, a decline of 43.3%. Excluding the reserve for unfunded lending commitments, the reserve release was $80 million for the first quarter of 2014, compared to $54 million in the earlier quarter.

Noninterest expense was $1.4 billion for the first quarter of 2014, a decrease of $11 million, or 0.8%, compared to the earlier quarter. This decline was primarily driven by a decrease in personnel expense totaling $35 million, with smaller declines in foreclosed property expense, regulatory charges, amortization of intangibles and professional services. These decreases were partially offset by a $22 million increase in other expense and an $11 million increase in loan-related expense.

The provision for income taxes was $217 million for the first quarter of 2014, compared to $481 million for the earlier quarter. This produced an effective tax rate for the first quarter of

2014 of 27.3%, compared to 65.3% for the earlier quarter. This decrease in the effective tax rate primarily reflects the $281 million adjustment to the income tax provision described previously.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
(dollars in millions)	2014	2013	2013	Q4 13	Q1 13
Interest income ― covered loans	$86	$89	$135	$(3)	$(49)
Interest income ― covered securities	31	28	37	3	(6)
Total interest income	117	117	172	―	(55)
Provision for covered loans	7	11	(25)	(4)	32
FDIC loss share income, net	(84)	(75)	(59)	(9)	(25)
Net revenue after provision for covered loans	$40	$53	$88	$(13)	$(48)

FDIC loss share income, net
Offset to provision for covered loans	$(5)	$(9)	$20	$4	$(25)
Accretion due to credit loss improvement	(69)	(60)	(67)	(9)	(2)
Accretion for securities	(10)	(6)	(12)	(4)	2
	$(84)	$(75)	$(59)	$(9)	$(25)

(1)	Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed.

First Quarter 2014 compared to Fourth Quarter 2013

Interest income on covered loans and securities was unchanged from the prior quarter, as a $3 million decrease in interest income related to covered loans was offset by a $3 million increase in interest income related to covered securities. The decrease in interest income related to covered loans reflects lower average balances, partially offset by an increase in the yield on covered loans arising from the results of the quarterly reassessment of expected future cash flows. The yield on covered loans for the first quarter was 18.65%, compared to 16.28% in the prior quarter. The increase in interest income related to covered securities reflects the impact of the quarterly duration adjustments. The yield on covered securities for the first quarter was 12.86%, compared to 11.17% in the prior quarter.

The provision for covered loans was a net recovery totaling $7 million in the first quarter, compared to a net recovery of $11 million in the prior quarter. The net recoveries for covered loans were primarily the result of improvement in the cash flows from certain residential mortgage loan pools based on the quarterly reassessment process.

FDIC loss share income, net was a negative $84 million for the first quarter, $9 million worse than the prior quarter, primarily due to negative accretion attributable to the offset for the cumulative impact of cash flow reassessments for covered loans and duration adjustments on securities, and the provision for covered loans recovery recorded in the current quarter. The negative accretion related to the improvement in credit losses is recognized on a level yield basis over the life of the related FDIC loss share asset, which has a shorter weighted average life than the corresponding loans.

First Quarter 2014 compared to First Quarter 2013

Interest income on covered loans and securities for the first quarter of 2014 decreased $55 million compared to the earlier quarter, reflecting decreased interest income related to covered loans and securities totaling $49 million and $6 million, respectively. The decline in interest income related to covered loans primarily reflects lower average covered loan balances. The yield on covered loans for the first quarter of 2014 was 18.65%, compared to 17.49% in the earlier quarter. The decline in interest income related to covered securities primarily reflects lower average balances.

FDIC loss share income, net was negative $84 million for the first quarter, $25 million worse than the earlier quarter, which primarily reflects the offset to the provision for covered loans recorded in the earlier quarter.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
				(annualized)
Insurance income	$427	$371	$365	61.2	17.0
Service charges on deposits	143	151	138	(21.5)	3.6
Mortgage banking income	74	100	180	(105.4)	(58.9)
Investment banking and brokerage fees and
commissions	88	101	94	(52.2)	(6.4)
Bankcard fees and merchant discounts	62	65	59	(18.7)	5.1
Trust and investment advisory revenues	54	52	48	15.6	12.5
Checkcard fees	47	50	47	(24.3)	―
Income from bank-owned life insurance	27	32	28	(63.4)	(3.6)
FDIC loss share income, net	(84)	(75)	(59)	48.7	42.4
Securities gains (losses), net	2	5	23	NM	(91.3)
Other income	71	133	78	(189.1)	(9.0)
Total noninterest income	$911	$985	$1,001	(30.5)	(9.0)

NM - not meaningful.

First Quarter 2014 compared to Fourth Quarter 2013

Noninterest income was $911 million for the first quarter, a decrease of $74 million compared to the prior quarter. The decline in noninterest income was driven by decreases in other income, mortgage banking income, and investment banking and brokerage fees and commissions totaling $62 million, $26 million, and $13 million, respectively. These declines were partially offset by a $56 million increase in insurance income compared to the prior quarter. The decrease in other income includes a $30 million net decline in gains related to the sale of a consumer lending subsidiary in the fourth quarter of 2013, a $19 million decrease in income from assets related to certain post-employment benefits, which is offset in personnel expense, and an $11 million decrease in income related to private equity and other similar investments. The $26 million decrease in mortgage banking income compared to the prior quarter was primarily driven by lower volume as originations declined 28.8% from the prior quarter.

Investment banking and brokerage fees and commissions were $13 million lower than prior quarter, reflecting lower investment banking revenues. Insurance was $56 million higher than the prior quarter, driven by higher performance-based commission income, increased commissions on certain new and renewal business, and $23 million due to an improved process used to estimate commission income.

First Quarter 2014 compared to First Quarter 2013

Noninterest income for the first quarter of 2014 declined $90 million, or 9.0%, compared to the earlier quarter. This decrease was primarily driven by declines in mortgage banking income, FDIC loss share income and net securities gains (losses) totaling $106 million, $25 million, and $21 million, respectively. These declines were partially offset by a $62 million increase in insurance income. The decrease in mortgage banking income reflects a decline in the volume of residential mortgage loan production, tighter pricing and the retention of certain mortgage loans in the held-for-investment loan portfolio in the fourth quarter of 2013 through the first quarter of 2014. The decrease in FDIC loss share income primarily relates to a provision for covered loans offset recorded in the earlier quarter. Net securities gains for the first quarter of 2014 totaled $2 million, compared to $23 million in the earlier quarter. Insurance income was $62 million higher than the earlier quarter, which reflects higher performance-based commission income, increased commissions on certain new and renewal business and $23 million due to an improved process used to estimate commission income.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
				(annualized)
Personnel expense	$782	$827	$817	(22.1)	(4.3)
Occupancy and equipment expense	176	174	171	4.7	2.9
Loan-related expense	69	64	58	31.7	19.0
Professional services	33	46	36	(114.6)	(8.3)
Software expense	43	43	38	―	13.2
Regulatory charges	29	33	35	(49.2)	(17.1)
Amortization of intangibles	23	26	27	(46.8)	(14.8)
Foreclosed property expense	9	11	18	(73.7)	(50.0)
Merger-related and restructuring charges, net	8	10	5	(81.1)	60.0
Other expense	231	222	209	16.4	10.5
Total noninterest expense	$1,403	$1,456	$1,414	(14.8)	(0.8)

First Quarter 2014 compared to Fourth Quarter 2013

Noninterest expense was $1.4 billion for the first quarter of 2014, a decrease of $53 million compared to the prior quarter. This decline was primarily driven by decreases in personnel expense and professional services that totaled $45 million and $13 million, respectively. The decrease in personnel expense includes a $37 million decrease in incentives, which primarily reflects lower production-related incentives and commissions, and adjustments to other incentive plans. Personnel expense also includes a $17 million decrease in fringe benefits expense, which reflects lower estimated qualified pension plan expense, driven by lower amortization of net actuarial losses, and lower post-employment benefits expense, which is offset in other income. These decreases were partially offset by a seasonal increase in payroll taxes, which is driven by the annual reset of social security limits, and the payroll taxes associated with certain stock-based compensation that vested during the first quarter. The decrease in professional services reflects lower legal expense and a decrease in project-related expenses.

First Quarter 2014 compared to First Quarter 2013

Noninterest expense for the first quarter of 2014, which totaled $1.4 billion, was $11 million lower than the same period of 2013. This decline was primarily driven by a decrease in personnel expense totaling $35 million, which was largely the result of lower estimated qualified pension plan expense as described above. The decrease in noninterest expense also included declines in foreclosed property expense, regulatory charges, amortization of intangibles and professional services, which in the aggregate declined $22 million compared to the same quarter of the prior year. The overall decline in noninterest expense was partially offset by increases in other expense and loan-related expense of $22 million and $11 million, respectively. The increase in other expense includes higher project-related expenses, operating charge-offs and other related expenses, while the increase in loan-related expense primarily reflects higher expenses associated with certain investor-owned loans.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
				(annualized)
Commercial and industrial	$38,435	$38,101	$37,916	3.6	1.4
CRE - income producing properties (1)	10,293	10,031	9,862	10.6	4.4
CRE - construction and development (1)	2,454	2,433	2,798	3.5	(12.3)
Direct retail lending	9,349	15,998	15,757	(168.6)	(40.7)
Sales finance	9,428	9,262	7,838	7.3	20.3
Revolving credit	2,357	2,357	2,279	―	3.4
Residential mortgage	30,635	23,979	23,618	112.6	29.7
Other lending subsidiaries	10,236	10,448	9,988	(8.2)	2.5
Total, excluding covered loans	113,187	112,609	110,056	2.1	2.8
Covered	1,874	2,186	3,133	(57.9)	(40.2)
Total loans and leases held for investment	$115,061	$114,795	$113,189	0.9	1.7

(1)	The presentation of certain commercial loan categories was adjusted to better reflect the nature of the underlying loans. The CRE – construction and development category includes loans that were previously presented in the CRE – residential ADC category, along with commercial construction-related loans that were previously presented in the CRE - other category. All prior periods have been adjusted to reflect the impact of these reclassifications.

Average loans held for investment for the first quarter of 2014 increased $266 million, or an annualized 0.9%, compared to the prior quarter. This increase was driven by growth in the commercial and industrial, CRE – income producing properties and sales finance loan portfolios of $334 million, $262 million and $166 million, respectively. Growth in average loans held for investment was negatively impacted by continued runoff in the covered loan portfolio of $312 million, or 57.9% annualized, and a $212 million decrease in the other lending subsidiaries portfolio.

Average residential mortgage loans increased $6.7 billion, and average direct retail lending loans decreased $6.6 billion, largely due to a transfer of approximately $8.3 billion of closed-end, first and second lien position, residential mortgage loans in January 2014. This transfer was completed in order to facilitate compliance with a series of new rules related to mortgage servicing associated with first and second lien position mortgages collateralized by real estate. Average loan balances for the first quarter of 2014 reflect the impact of this transfer from the date of the transfer through March 31, 2014.

Average commercial and industrial loans increased $334 million, or an annualized 3.6% compared to the prior quarter, driven by growth in middle-market corporate and mortgage warehouse lending. The average CRE – income producing properties portfolio increased $262 million, or 10.6% annualized compared to the prior quarter, reflecting growth in lending to multi-family residential and retail shopping center clients. The CRE – construction and development portfolio increased 3.5% on an annualized basis compared to the prior quarter, based primarily on lending to single-family construction clients in certain geographical areas. The average sales finance portfolio increased $166 million, or 7.3% annualized, based on continued strength in the prime automobile lending market.

Average other lending subsidiaries loans decreased $212 million compared to the prior quarter. This decline included a $205 million decrease in the insurance premium financing portfolio, which was primarily the result of seasonality in that line of business, a decrease of approximately $69 million that was largely attributable to the sale of a consumer lending subsidiary during the fourth quarter of 2013, and a $48 million decrease in the small ticket consumer finance portfolio. These declines were partially offset by a $109 million increase in the equipment finance portfolio.

Loan growth also continued to be negatively impacted by runoff in the covered loan portfolio. Covered loans declined $312 million, or 57.9% annualized, compared to the prior quarter.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
				(annualized)
Noninterest-bearing deposits	$35,392	$35,347	$32,518	0.5	8.8
Interest checking	18,615	18,969	20,169	(7.6)	(7.7)
Money market and savings	48,767	49,298	48,431	(4.4)	0.7
Certificates and other time deposits	21,935	21,580	28,934	6.7	(24.2)
Foreign office deposits - interest-bearing	1,009	712	385	169.2	162.1
Total deposit	$125,718	$125,906	$130,437	(0.6)	(3.6)

Average deposits for the first quarter were $125.7 billion, a $188 million decrease from $125.9 billion in the fourth quarter. The decrease in deposits reflects declines in interest checking and money market and savings accounts of $354 million and $531 million, respectively. These decreases were partially offset by an increase in certificates and other time deposits of $355 million and an increase in foreign office deposits – interest-bearing of $297 million.

Noninterest-bearing deposits increased $45 million compared to the prior period, which reflects growth in retail and public funds accounts totaling $480 million and $295 million, respectively, partially offset by a decline in commercial account balances of $628 million. Deposit mix remained relatively stable, with average noninterest-bearing deposits increasing slightly to 28.2% of total average deposits for the first quarter, compared to 28.1% for the prior quarter.

The cost of interest-bearing deposits was 0.27% for the first quarter, a decrease of one basis point compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
Segment Net Income	2014	2013	2013	Q4 13	Q1 13
Community Banking	$217	$254	$193	$(37)	$24
Residential Mortgage Banking	63	49	137	14	(74)
Dealer Financial Services	35	49	40	(14)	(5)
Specialized Lending	59	70	50	(11)	9
Insurance Services	75	54	35	21	40
Financial Services	68	88	71	(20)	(3)
Other, Treasury and Corporate	61	24	(270)	37	331
Total net income	$578	$588	$256	$(10)	$322

First Quarter 2014 compared to Fourth Quarter 2013

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships.

Community Banking net income was $217 million in the first quarter, a $37 million decrease from the prior quarter. Segment net interest income decreased $27 million, primarily due to lower funding spreads earned on deposits, partially offset by improvements in deposit mix. Noninterest income decreased $16 million, primarily due to lower service charges on deposits, bankcard fees and merchant discounts, check card fees, and miscellaneous commercial loan fees. The allocated provision for loan and lease losses increased $8 million as the rate of improvement in credit trends moderated from the prior quarter. Intersegment net referral fees decreased $5 million driven by lower mortgage banking referrals. Noninterest expense decreased $19 million driven by lower personnel, occupancy and equipment, legal, and regulatory expense. The provision for income taxes was $23 million lower than the prior quarter primarily due to lower pre-tax income.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $63 million in the first quarter, an increase of $14 million from the prior quarter. The allocated provision for loan and lease losses decreased $38 million driven by improved credit trends. Noninterest expense decreased $12 million driven by a decrease in production-based incentives and lower mortgage loan repurchase reserve expense. Noninterest income decreased $16 million driven by lower volume as mortgage originations declined and competitive pricing continued. These declines were partially offset by an improvement in gain on sale margins due to a higher retail sales mix. Segment net interest income decreased $11 million, primarily the result of lower average loan balances.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $35 million in the first quarter, a decrease of $14 million from the prior quarter. The allocated provision for loan and lease losses increased $15 million, primarily due to a process change that resulted in accelerated recognition of charge-offs in the nonprime automobile lending portfolio. Dealer Financial Services grew average loans by 2.7% on an annualized basis compared to the prior quarter.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance. During the fourth quarter of 2013, BB&T sold a direct consumer lending subsidiary that focused its business on the subprime consumer market. The sale of this subsidiary included loans totaling approximately $500 million. In connection with this sale transaction, loans totaling approximately $230 million were transferred to Residential Mortgage Banking.

Specialized Lending net income was $59 million in the first quarter, a decrease of $11 million from the prior quarter. Segment net interest income decreased $10 million, primarily due to the sale of a consumer lending subsidiary described above and lower small ticket consumer finance and commercial mortgage loan balances. Noninterest income decreased $9 million, primarily due to lower commercial mortgage fee income and gains on sale. The provision for income taxes was $6 million lower than the prior quarter, primarily due to lower pre-tax income.

Insurance Services

BB&T’s insurance agency / brokerage network is the sixth largest in the United States and in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $75 million in the first quarter, an increase of $21 million over the prior quarter. Insurance Service’s noninterest income was up $46 million, primarily due to higher performance-based commissions, increased commissions on certain new and renewal business and $23 million due to an improved process used to estimate commission income. Noninterest expense increased $34 million driven by higher salary, fringe, and insurance premium expense.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives, and BB&T Capital Partners, which manages the company’s SBIC private equity investments.

Financial Services net income was $68 million in the first quarter, a decrease of $20 million from the prior quarter. Noninterest income decreased $28 million, primarily the result of lower investment banking fees and lower income from SBIC private equity investments. Noninterest expense declined $12 million compared to the prior quarter, primarily driven by lower performance-based incentives. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $378 million, or 19.5%, on an annualized basis, over the prior period, while BB&T Wealth’s average loan balances increased $16 million, or 6.6%, on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to the changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet.

In the first quarter, Other, Treasury & Corporate generated net income of $61 million, an increase of $37 million over the prior quarter. Segment net interest income increased $44 million, primarily due to higher interest income on the investment portfolio and lower funding credits on deposits shared by the Community Banking and Financial Services segments. Noninterest expense decreased $40 million, primarily due to lower personnel expense, legal fees, and professional services.

First Quarter 2014 compared to First Quarter 2013

Community Banking

Community Banking net income was $217 million in the first quarter of 2014, an increase of $24 million over the earlier quarter. The allocated provision for loan and lease losses decreased $101 million driven by lower business and consumer loan charge-offs. The $31 million decrease in noninterest expense was primarily attributable to lower personnel, occupancy and equipment, and foreclosed property expense, partially offset by higher allocated service center and commercial loan pre-foreclosure expense. Segment net interest income decreased $52 million, primarily due to lower funding spreads on deposits, partially offset by improvements in deposit mix as a result of growth in noninterest-bearing and savings, and a decrease in certificates of deposit. Intersegment net referral fees decreased $28 million driven by lower mortgage banking referrals. The provision for income taxes increased $14 million, primarily due to higher pre-tax income.

Residential Mortgage Banking

Residential Mortgage Banking net income was $63 million in the first quarter of 2014, a decrease of $74 million from the earlier quarter. Noninterest income decreased $101 million driven by lower gains on residential mortgage loan production and sales as mortgage originations declined, pricing tightened due to competitive factors, and the correspondent network generated a more significant share of loan originations in the first quarter of 2014 compared to the earlier quarter. The decrease in noninterest income was also driven by a decrease in net MSR fair value gains. Segment net interest income decreased $20 million, primarily the result of lower average balances in the held-for-investment and held-for-sale portfolios. The $8 million increase in noninterest expense was driven by higher expenses associated with the investor-owned servicing portfolio. The allocated provision for loan and lease losses decreased $13 million, which primarily reflects improved credit trends. The provision for income taxes decreased $46 million, primarily due to lower pre-tax income.

Dealer Financial Services

Dealer Financial Services net income was $35 million in the first quarter of 2014, a decrease of $5 million from the earlier quarter, primarily due to an increase in the allocated provision for loan and lease losses. The allocated provision for loan and lease losses increased $6 million, primarily due to a process change that resulted in accelerated recognition of charge-offs in the nonprime automobile lending portfolio. Segment net interest income was flat as loan growth was offset by lower funding spreads. Dealer Financial Services grew average loans by 12.3% compared to the earlier quarter.

Specialized Lending

Specialized Lending net income was $59 million in the first quarter of 2014, an increase of $9 million from the earlier quarter. Segment net interest income decreased $38 million compared to the earlier quarter, which primarily reflects the sale of a consumer lending subsidiary in the fourth quarter. The sale of this subsidiary also had a beneficial impact on the allocated provision for loan and lease losses, which decreased $42 million. Noninterest expense decreased $13 million driven by lower personnel, loan processing, occupancy and equipment, and professional services expense. Small ticket consumer finance, equipment finance, governmental finance, and commercial mortgage businesses experienced strong growth compared to the earlier quarter.

Insurance Services

Insurance Services net income was $75 million in the first quarter, an increase of $40 million over the earlier quarter. Insurance Service’s noninterest income was up $65 million, primarily due to higher performance-based commissions, increased commissions on certain new and renewal business and $23 million due to an improved process used to estimate commission income. Noninterest expense increased $15 million, primarily driven by higher salary, business referral, and insurance premium expense. The provision for income taxes increased $9 million, primarily due to higher pre-tax income.

Financial Services

Financial Services net income was $68 million in the first quarter of 2014, a decrease of $3 million from the earlier quarter. Segment net interest income decreased $9 million, primarily due to lower funding spreads on deposits. The allocated provision for loan and lease losses decreased $9 million, reflecting improved loss frequency in the large corporate loan portfolio. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.2 billion, or 17.9%, over the earlier period, while BB&T Wealth’s average loan balances increased $159 million, or 19.5%.

Other, Treasury & Corporate

In the first quarter of 2014, Other, Treasury & Corporate generated net income of $61 million, an increase of $331 million over the earlier quarter. Earlier quarter results include a $281 million adjustment to the income tax provision as previously described. Excluding this adjustment, net income for the first quarter of 2013 was $11 million. The allocated provision for loan and lease losses decreased $53 million, primarily due to lower covered loan charge-offs and a decrease in the reserve for unfunded commitments attributable to improved loss frequency estimates. Segment net interest income increased $45 million, primarily due to higher interest income on the investment portfolio, lower corporate borrowing costs, and lower funding credits on deposits allocated to the Community Banking and Financial Services segments. Intersegment net referral fees increased $29 million as the result of lower shared mortgage banking referral income allocated to the Community Banking and Financial Services segments. Allocated corporate expenses decreased $35 million compared to the earlier quarter.

CAPITAL RATIOS (1)
	Q1	Q4	Q3	Q2	Q1
	2014	2013	2013	2013	2013
Risk-based:
Tier 1 common equity to risk-weighted assets (%) (2)	10.2	9.9	9.4	9.3	9.1
Tier 1 (%)	12.1	11.8	11.3	11.1	10.6
Total (%)	14.6	14.3	13.9	13.9	13.5
Basel III common equity Tier 1, estimated (2)	10.0	9.7	9.2	9.0	8.8
Leverage (%)	9.5	9.3	9.0	8.8	8.3
Tangible common equity to tangible assets (%) (2)	7.6	7.3	6.9	6.8	6.7

(1)	Regulatory capital ratios are preliminary.
(2)	Tangible common equity, Tier 1 common equity, Basel III common equity Tier 1and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at March 31, 2014. BB&T declared total common dividends of $0.23 during the first quarter of 2014, which resulted in a dividend payout ratio of 32.9%. The increase in capital ratios was primarily due to net income in excess of dividends and the net impact of equity award activity in the quarter.

BB&T’s estimated common equity Tier 1 ratio under Basel III, on a fully-phased in basis, was approximately 10.0% at March 31, 2014, based on management’s interpretation of the final rules adopted July 2, 2013 by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

Based on management’s interpretation of proposed rules that will be effective January 1, 2015, BB&T’s liquidity coverage ratio was approximately 87% at March 31, 2014, compared to the regulatory minimum of 80%. Furthermore, the liquid asset buffer, which is defined as high quality unencumbered liquid assets as a percentage of total assets, was 16% at March 31, 2014.

On March 26, 2014, BB&T announced that the Board of Governors of the Federal Reserve System accepted its capital plan and did not object to its proposed capital actions, which include a recommendation for a $0.01 per share increase, to $0.24 per share, in the quarterly common stock dividend to begin in the second quarter of 2014.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q1	Q4	Q1	Q1 14 vs.	Q1 14 vs.
	2014	2013	2013	Q4 13	Q1 13
Total nonperforming assets	$986	$1,053	$1,413	$(67)	$(427)
Total loans 90 days past due and still accruing	105	122	138	(17)	(33)
Total loans 30-89 days past due	808	940	956	(132)	(148)
Allowance for loan and lease losses	1,538	1,618	1,836	(80)	(298)
Total performing TDRs	1,277	1,329	1,289	(52)	(12)

Nonperforming loans and leases as a percentage of total
loans and leases (%)	0.78	0.81	1.12	(0.03)	(0.34)
Nonperforming assets as a percentage of total assets (%)	0.54	0.58	0.79	(0.04)	(0.25)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.34	1.42	1.65	(0.08)	(0.31)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.55	0.49	0.98	0.06	(0.43)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	2.42	2.88	1.65	(0.46)	0.77
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.70	1.73	1.43	(0.03)	0.27

(1)	Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $67 million during the quarter ended March 31, 2014. This decrease included declines in nonperforming loans and leases and foreclosed property of $32 million and $35 million, respectively. At March 31, 2014, nonperforming loans and leases represented 0.78% of total loans and leases, excluding covered assets, which is at its lowest level since 2007.

Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $808 million at March 31, 2014, a decrease of $132 million compared to the prior quarter. Loans 90 days or more past due and still accruing totaled $105 million at March 31, 2014, a decrease of $17 million compared to the prior quarter.

Total performing TDRs, excluding loans guaranteed by the government, were $1.3 billion at March 31, 2014, a decrease of $52 million compared to December 31, 2013 as a result of continued improvement in asset quality.

Excluding covered loans, net charge-offs during the first quarter totaled $156 million, an increase of $15 million compared to the prior quarter. This increase resulted from a process change that resulted in accelerated recognition of charge-offs in the non-prime automobile lending portfolio, and is not necessarily indicative of a trend in the underlying portfolio. As a percentage of average loans and leases, annualized net charge-offs excluding covered loans increased to 0.55% (0.47% adjusted for the acceleration), compared to 0.49% in the prior quarter.

Excluding covered loans, the allowance for loan and lease losses was $1.5 billion, a decrease of $80 million compared to the prior quarter. As of March 31, 2014, the allowance for loan and lease losses was 1.34% of total loans and leases held for investment, excluding covered loans, compared to 1.42% at December 31, 2013. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 1.70 times nonperforming loans and leases held for investment, excluding covered loans, compared to 1.73 times at December 31, 2013. At March 31, 2014, the allowance for loan and lease losses was 2.42 times annualized net charge-offs excluding covered loans, compared to 2.88 times at December 31, 2013.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live first quarter 2014 earnings conference call at 8 a.m. (ET) today, please call 1-888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until May 17, 2014.

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com.

BB&T’s first quarter 2014 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com.

About BB&T

As of March 31, 2014, BB&T is one of the largest financial services holding companies in the U.S. with $184.7 billion in assets and market capitalization of $28.9 billion. Based in Winston-Salem, N.C., the company operates 1,824 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The return on average risk-weighted assets is a non-GAAP measure. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believes these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.
•	Net income available to common shareholders, diluted EPS, return on average assets, return on average risk-weighted assets, return on average common shareholders’ equity and return on average tangible common shareholders’ equity have been adjusted to exclude the impact of certain tax adjustments. BB&T’s management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.
•	Adjusted net charge-offs and the adjusted ratio of net charge-offs to average loans are non-GAAP measures that adjust net charge-offs to exclude the impact of a process change that resulted in accelerated recognition of charge-offs in the non-prime automobile lending portfolio during the quarter ended March 31, 2014. BB&T’s management believes these adjustments increase comparability of period-to-period results and believes that investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included in BB&T’s First Quarter 2014 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com/financials.html.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the financial condition, results of operations, business plans and the future performance of BB&T that are based on the beliefs and assumptions of the management of BB&T and the information available to management at the time that these disclosures were prepared. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” “could,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following:

•	general economic or business conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit, insurance or other services;
•	disruptions to the credit and financial markets, either nationally or globally, including the impact of a downgrade of U.S. government obligations by one of the credit ratings agencies and the adverse effects of recessionary conditions in Europe;
•	changes in the interest rate environment and cash flow reassessments may reduce NIM and/or the volumes and values of loans made or held as well as the value of other financial assets held;
•	competitive pressures among depository and other financial institutions may increase significantly;
•	legislative, regulatory or accounting changes, including changes resulting from the adoption and implementation of the Dodd-Frank Act may adversely affect the businesses in which BB&T is engaged;
•	local, state or federal taxing authorities may take tax positions that are adverse to BB&T;
•	a reduction may occur in BB&T’s credit ratings;
•	adverse changes may occur in the securities markets;
•	competitors of BB&T may have greater financial resources and develop products that enable them to compete more successfully than BB&T and may be subject to different regulatory standards than BB&T;
•	natural or other disasters could have an adverse effect on BB&T in that such events could materially disrupt BB&T’s operations or the ability or willingness of BB&T’s customers to access the financial services BB&T offers;
•	costs or difficulties related to the integration of the businesses of BB&T and its merger partners may be greater than expected;

•	expected cost savings or revenue growth associated with completed mergers and acquisitions may not be fully realized or realized within the expected time frames;
•	significant litigation could have a material adverse effect on BB&T;
•	deposit attrition, customer loss and/or revenue loss following completed mergers and acquisitions may be greater than expected; and
•	cyber-security risks, including “denial of service,” “hacking” and “identity theft,” could adversely affect our business and financial performance, or our reputation.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. Actual results may differ materially from those expressed in or implied by any forward-looking statement. Except to the extent required by applicable law or regulation, BB&T undertakes no obligation to revise or update publicly any forward-looking statements for any reason.